Exhibit 7.03

Execution Version

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of June 26, 2017 by and among Sinovac Holding (Cayman) Limited, a Cayman Islands company (“Holdco”), Sinovac (Cayman) Limited, a Cayman Islands company and wholly-owned subsidiary of Holdco (“Parent”), Sinovac Amalgamation Sub Limited, an Antigua and Barbuda company and wholly-owned subsidiary of Parent (“Amalgamation Sub”), the New Investors (as defined below) and the Rollover Investors (as defined below). Capitalized terms used herein but not defined shall have the meanings given to them in the Amalgamation Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, Sinovac Biotech Ltd., an Antigua and Barbuda company (the “Company”), Parent and Amalgamation Sub, executed an amalgamation agreement (the “Amalgamation Agreement”) pursuant to which Amalgamation Sub will be amalgamated with and into the Company (the “Amalgamation”) with the Company surviving the Amalgamation and becoming a wholly-owned subsidiary of Parent as a result of the Amalgamation;

WHEREAS, on the date hereof, each of C-Bridge Healthcare Fund II, L.P. (“C-Bridge”), Advantech Capital L.P. (“Advantech”), Vivo Capital Fund VIII, L.P. (“Vivo Capital”) and Vivo Capital Surplus Fund VIII, L.P. (“Vivo Capital Surplus”, together with Vivo Capital, “Vivo,” and together with C-Bridge and Advantech, the “New Investors” , and each a “New Investor”) executed a letter agreement in favor of Holdco and Parent (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each of the New Investors has agreed, subject to the terms and conditions set forth therein, to make an equity investment (each, an “Equity Commitment,” and collectively, the “Equity Commitments”) in Holdco immediately prior to the Closing in connection with the Amalgamation;

WHEREAS, on the date hereof, each of Mr. Weidong Yin (“Chairman”) and SAIF Partners IV L.P. (collectively, the “Rollover Investors,” and together with the New Investors, the “Investors”) executed a support agreement in favor of Parent and Holdco (the “Support Agreement”), pursuant to which, each of the Rollover Investors has agreed to, subject to the terms and conditions set forth therein and among other obligations, (i) the cancellation of the Rollover Securities held by such Rollover Investors for no consideration in the Amalgamation (the cash-out value of such Rollover Securities in the Amalgamation if such Rollover Securities were not designated as Rollover Securities and were cashed out in accordance with the terms of the Amalgamation Agreement, each a “Rollover Commitment”, and the aggregate Rollover Commitments and Equity Commitments, collectively the “Commitments”), (ii) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to the Closing and (iii) vote in favor of authorization and approval of the Amalgamation Agreement and the transactions contemplated by the Amalgamation Agreement, including the Amalgamation;

WHEREAS, on the date hereof, each of the New Investors and SAIF or their respective Affiliates executed a limited guarantee in favor of the Company with respect to certain obligations of Parent under the Amalgamation Agreement (each a “Limited Guarantee” and collectively, the “Limited Guarantees”); and

WHEREAS, the Investors, Holdco, Parent and Amalgamation Sub wish to agree to certain terms and conditions that will govern the actions of Holdco, Parent and Amalgamation Sub and the relationship among the Investors with respect to the Amalgamation Agreement, the Equity Commitment Letters, the Support Agreement and the Limited Guarantees, and the transactions contemplated by each.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

AGREEMENT

1.            AGREEMENTS AMONG THE INVESTORS.

1.1           Actions under the Amalgamation Agreement. Subject to Section 1.7 hereof, the Requisite Investors (as defined below) may cause Parent to take any action or refrain from taking any action in order for Parent and/or Amalgamation Sub to comply with its obligations, satisfy its closing conditions or exercise its rights under the Amalgamation Agreement, including, without limitation, determining that the conditions to closing specified in Sections 7.01, 7.02 and 7.03 of the Amalgamation Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in any of the Amalgamation Agreement (including any Closing Condition), the Support Agreement or the Equity Commitment Letters, amending or modifying any of the Amalgamation Agreement, the Support Agreement or the Equity Commitment Letters, and determining to close the Amalgamation; provided that the Requisite Investors may not cause Parent to amend the Amalgamation Agreement in a way that has an impact on any Investor that is different from the impact on the other Investors in a manner that is materially adverse to such Investor without such Investor’s written consent. Parent shall not, and the Investors shall not permit Parent or Amalgamation Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Amalgamation Agreement (including any Closing Condition), amend or modify the Amalgamation Agreement, the Support Agreement or the Equity Commitment Letters, or determine to close the Amalgamation unless such action has been approved in advance in writing by the Requisite Investors. Parent agrees not to take any action with respect to the Amalgamation Agreement, including granting or withholding of waivers and entering into amendments, unless such actions are in accordance with this Agreement. For the purposes of this Agreement, “Requisite Investors” shall mean all the Investors, as determined without taking into account any Failing Investor (as defined below) and/or any Non-Consenting Investor (as defined below). Notwithstanding any provision of this Agreement to the contrary, from and after the time an Investor becomes a Failing Investor, the approval or consent of such Failing Investor shall not be required for any purposes under this Agreement; provided that any Failing Investor that ultimately participates in the Amalgamation as a result of the Closing Investors (as defined below) exercising their rights to seek specific performance hereunder or the Company exercising its specific performance right under the Amalgamation Agreement shall no longer be deemed a Failing Investor, and its approval or consent rights shall be restored as of the date such previously Failing Investor funds its Commitment.

1.2           Equity and Rollover Financing. Subject to Section 1.7 hereof, Holdco shall, at the direction of the Requisite Investors, enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Amalgamation Agreement and the Equity Commitment Letters. Except as otherwise permitted under the Equity Commitment Letters and the Support Agreement, prior to the Effective Time, none of the Investors shall be entitled to assign, sell-down or syndicate any part of its Commitment.

1.3           Support Agreement. Subject to Section 1.7 hereof, each of Holdco and Parent shall, at the direction of the Requisite Investors, enforce the provisions of the Support Agreement in accordance with the terms of the Amalgamation Agreement and the Support Agreement.

1.4           Management Arrangements. Subject to Section 1.7 hereof, Holdco and/or Parent shall, at the direction of the Requisite Investors, negotiate and enter or cause to be entered into definitive agreements with members of management of the Company with respect to the terms of management’s employment, compensation and equity incentives promptly after the Closing.

1.5           Shareholders Agreement; Appointment of Directors. Subject to Section 1.7 hereof, each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into prior to or at the Closing, a shareholders agreement (the “Shareholders Agreement”) or other definitive agreements containing, in principle, the terms set forth on Exhibit A hereto so long as such definitive agreements are either (a) consistent with Exhibit A or (b) inconsistent with Exhibit A and approved by all Investors. Holdco and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Holdco, and to the extent legally permissible, the board of directors of any Subsidiary of Holdco, has the composition contemplated by Exhibit A hereto immediately prior to the Effective Time.

1.6           Consummation of the Transaction. In the event that the Requisite Investors determine to close the Amalgamation in accordance with the terms of the Amalgamation Agreement, the Requisite Investors may terminate the participation in the transaction of any Failing Investor; provided that such termination shall not affect the rights of the Closing Investors against such Failing Investor with respect to such failure to fund, which rights shall be provided in Sections 2.4 and 2.5 hereof. In the event the Failing Investor’s participation in the transaction is terminated pursuant to this Section 1.6, the amount of the Failing Investor’s Commitment shall first be offered to the Investors (other than any Failing Investor) in proportion of their respective Commitments to the aggregate Commitments of the Investors (other than any Failing Investor) at the time of such termination, and if none or not all of the Failing Investor’s Commitment is accepted by the Investors (other than any Failing Investor) in such proportion, then the Requisite Investors may offer the Failing Investor’s Commitment, or the applicable portion thereof, to all the Investors and/or one or more new investors approved by the Requisite Investors.

1.7           Non-Consenting Investors. Notwithstanding anything to the contrary in this Agreement, Parent and Amalgamation Sub shall not, and the Requisite Investors shall not permit Parent or Amalgamation Sub to (i) modify or amend the Amalgamation Agreement so as to increase or modify in a manner adverse to Parent or the Investors the amount or form of the Amalgamation Consideration (including by waiver of a breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Limited Guarantees or the Equity Commitment Letters, (ii) modify or waive, in a manner adverse to Parent or the Investors, any provisions relating to the Parent Termination Fee or the aggregate cap on monetary damages available to the Company or (iii) materially modify the structure of the transaction contemplated by the Amalgamation Agreement, in each case, without the consent of each Investor; provided that in the event that the Requisite Investors (other than any Non-Consenting Investor) are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent and/or Amalgamation Sub to do so) with respect to the matters described in clauses (i) through (iii) above and any one Investor declines to agree to, proceed with, or take any action with respect to such matter (a “Non-Consenting Investor”), the Requisite Investors may nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the transaction, and in such event such Non-Consenting Investor shall have no rights or liability hereunder (except as specifically provided in Section 1.9 and Section 1.11.3 hereof) or, if applicable, under its Equity Commitment Letter, its Limited Guarantee or the Support Agreement; and provided, further, that such Non-Consenting Investor shall have received a full and unconditional release of its or his obligations under this Agreement (other than the applicable provisions of Section 1.9 and Section 1.11.3 and except with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release), and, if applicable, under its Equity Commitment Letter, its Limited Guarantee and the Support Agreement from Holdco, Parent, the Company, and each other Investor, or a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement, and, if applicable, its Equity Commitment Letter, its Limited Guarantee and the Support Agreement. In the event the Requisite Investors terminate the Non-Consenting Investor’s participation in the transaction, the amount of the Non-Consenting Investor’s Commitment shall first be offered to the Investors (other than the Non-Consenting Investor(s) and any Failing Investors) in proportion of their respective Commitments to the aggregate Commitments of the Investors at the time of such termination, and if none or not all of the Non-Consenting Investor’s Commitment is accepted by the Investors (other than the Non-Consenting Investor(s) and any Failing Investors) in such proportion, then the Requisite Investors may offer the Non-Consenting Investor’s Commitment, or portion thereof, to all of the Investors and/or to one or more new investors approved by the Requisite Investors.

1.8           Company Termination Fee. Any Company Termination Fee paid by the Company or any of its affiliates pursuant to the Amalgamation Agreement or otherwise, after making adequate provisions for the payment or reimbursement of Consortium Costs (as defined below) pursuant to Section 1.9 hereof shall be promptly paid by Parent or Amalgamation Sub to the Investors (other than any Investor that is a (i) Non-Consenting Investor whose participation in the transaction has been terminated pursuant to Section 1.7 hereof or (ii) a Failing Investor at the time of termination of the Amalgamation Agreement) or its designee(s) in proportion of its Commitment to the aggregate Commitments of the Investors (other than the Non-Consenting Investor(s) and the Failing Investor(s)).

1.9           Expense Sharing.

1.9.1           In the event the Amalgamation is consummated, Parent or the Company will bear all out-of-pocket expenses incurred by Holdco, Parent, Amalgamation Sub and each Investor, including, without limitation, (i) the reasonable and documented fees, expenses and disbursements of lawyers, accountants, tax advisors, consultants and other advisors that may have been retained by Holdco, Parent, Amalgamation Sub or the Investors as a consortium (the “Consortium”), (ii) any fees related to the Amalgamation (all such fees and expenses, in the aggregate, the “Consortium Costs”) and (iii) the reasonable and documented fees, expenses and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP (as a separate advisor retained by C-Bridge and Advantech), Ropes & Gray LLP (as a separate advisor retained by Vivo), and any other bona fide advisors separately engaged by any of the New Investors in connection with the Amalgamation (the “Separate Advisors Costs”). For the avoidance of doubt, (i) the Consortium Costs shall include indemnities actually paid or payable to the lawyers, accountants, tax advisors, consultants, and other advisors who have been engaged with respect to the Amalgamation; (ii) the reasonable and documented fees, expenses and disbursements of lawyers, accountants, tax advisors, consultants and other advisors that may be retained by the Consortium after the date hereof as approved by the Requisite Investors; and (iii) Kirkland & Ellis, Lazard Asia (Hong Kong) Limited, King and Wood Mallesons, Roberts & Co and Maples & Calder are advisors engaged by the Consortium in connection with the Amalgamation.

1.9.2           In the event of a termination of the Amalgamation Agreement in which a Company Termination Fee is paid to Parent, Parent shall first pay or cause to be paid all Consortium Costs from the Company Termination Fee and distribute any remaining amount of the Company Termination Fee to the applicable Investors in accordance with Section 1.8 hereof.

1.9.3           In the event of a termination of the Amalgamation Agreement in which no Company Termination Fee is paid to Parent, each Investor agrees that each Investor (including the Failing Investor(s) and/or the Non-Consenting Investor(s) to the extent the amount of the Equity Commitment of such Failing Investor(s) and/or Non-Consenting Investor(s) have not been accepted by the other Investors and/or one or more new investors approved by the Requisite Investors) will be responsible for its or his proportionate share (determined by reference to the amount of its Equity Commitment (including rollover commitments) to the aggregate of Equity Commitments of all Investors) of Consortium Costs, and any fees and expenses incurred by any Investor other than the Consortium Costs will be borne by such Investor; provided that if the Amalgamation Agreement is terminated and the Amalgamation is not consummated due to the action or inaction of one or more Failing Investor(s), such Failing Investor(s) shall reimburse the Closing Investors for (i) all Consortium Costs and Separate Advisors Costs (if applicable) incurred by the Closing Investor(s), (ii) any payment obligations of Parent and Amalgamation Sub under Sections 8.06(b) of the Amalgamation Agreement, any reimbursement obligations of Parent and Amalgamation Sub under Sections 8.06(d) of the Amalgamation Agreement, or any guarantee of either of the foregoing pursuant to the Limited Guarantees and (iii) any other damages or losses payable to the Company; provided further that if the Amalgamation Agreement is terminated as a result of a breach by one or more of the Rollover Investors or their respective directors or officers of the representation, warranty and covenant in Section 1.11.8 of this Agreement, none of the New Investors shall be responsible for any portion of the amounts referred to in the foregoing (i), (ii) or (iii), and the breaching Rollover Investor(s) shall reimburse each New Investor for (x) all Consortium Costs and Separate Advisors Costs incurred by such New Investor, (y) any payment obligations of Parent and Amalgamation Sub under Sections 8.06(b) of the Amalgamation Agreement or any reimbursement obligations of Parent and Amalgamation Sub under Sections 8.06(d) of the Amalgamation Agreement payable by such New Investor, or any guarantee of either of the foregoing pursuant to the applicable Limited Guarantee of such New Investor and (z) any other damages or losses payable by such New Investor to the Company, for so long as such New Investor (a) is not a Failing Investor or (b) such New Investor would have been ready, willing and able to fund its Equity Commitment without such breach by the Rollover Investor(s) or their respective directors or officers of Section 1.11.8. Notwithstanding the foregoing, no Non-Consenting Investor shall be responsible for Consortium Costs incurred after the termination of such Non-Consenting Investor’s participation in the transaction. Any fees and expenses incurred by any Investor other than the Consortium Costs will be borne by such Investor.

1.9.4           Prior to making any payment of Consortium Costs hereunder, each Investor shall be entitled to receive and review reasonable documentation of such fees and expenses.

1.9.5           The obligations under this Section 1.9 shall exist whether or not the Amalgamation is consummated, and shall survive the termination of the other terms of this Agreement.

1.10         Notice of Closing; Notices. Parent will use its commercially reasonable efforts to provide each Investor with at least fifteen (15) Business Days prior notice of the Closing Date under the Amalgamation Agreement; provided that the failure to provide such notice will not relieve an Investor of its obligations under this Agreement except to the extent that such Investor is materially prejudiced by such failure. Any notices received by Parent pursuant to Section 9.02 of the Amalgamation Agreement shall be promptly provided to each Investor at the address set forth in such Investor’s Equity Commitment Letter or the Support Agreement.

1.11         Representations and Warranties; Covenants.

1.11.1         Each party hereto represents and warrants to the other parties hereto that: (i) if such party is an entity, it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) if such party is an entity, the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the party of such party and no other proceedings or procedures are necessary to approve this Agreement, (iii) this Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement of such party enforceable in accordance with the terms hereof, and (iv) such party’s execution, delivery and performance of this Agreement will not violate: (a) if such party is a corporate entity, any provision of its organizational documents or (b) or any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such party.

1.11.2         Each Investor hereto represents, warrants and covenants to the other Investors that: (i) none of the information supplied in writing by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Amalgamation Sub set forth in the Amalgamation Agreement; (ii) it has not entered into any agreement, arrangement or understanding with any other Investor, any other potential investor or group of investors or the Company with respect to the subject matter of this Agreement and the Amalgamation Agreement or any other similar transaction involving the Company, other than the agreements expressly contemplated by this Agreement (including exhibits), the Amalgamation Agreement, any confidentiality or standstill agreement, the Company SEC Reports and other forms, reports or documents filed with the SEC by any Investor on or prior to the date hereof.

1.11.3         Until this Agreement is terminated pursuant to Section 2.1, no Investor shall enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquiror or group of investors or acquirors or the Company or any of its representatives with respect to the subject matter of this Agreement and the Amalgamation Agreement or any other similar transaction involving the Company without the prior approval of the Requisite Investors other than the agreements expressly contemplated by this Agreement (including exhibits), the Amalgamation Agreement and any confidentiality or standstill agreement; provided that this Section 1.11.3 shall continue to apply to an Investor (a) that is a Failing Investor or that is released from this Agreement pursuant to Section 1.8 for a period of one (1) year following such failure or release; or (b) whose participation in the transaction is terminated pursuant to Section 1.7 hereof until the earlier of the Effective Time and termination of the Amalgamation Agreement pursuant to Article VIII thereof.

1.11.4         Neither Holdco nor Parent shall enter into any agreement with an Investor or group of Investors that has the effect of discriminating against any Investor in a manner that is materially adverse to such Investor without such Investor’s prior written consent, except to the extent expressly permitted by the terms of this Agreement. Holdco and Parent shall provide to all Investors a copy of each agreement to be entered into with less than all of the Investors prior to the execution of such agreement.

1.11.5         The Investors shall cooperate in defending any claim that the Investors are or any of them is liable to make payments under the Limited Guarantees.

1.11.6         Each Investor represents, warrants and covenants to the other parties hereto that it shall use (and shall cause its Subsidiaries and Affiliates to use) commercially reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to obtain as promptly as practicable, if it or its Subsidiaries and Affiliates have not yet obtained, all consents, approvals, registrations, authorizations, waivers, permits and orders from any Third Party or Governmental Authority necessary or advisable to be obtained in order to perform its obligations set forth hereunder and consummate the transactions contemplated hereunder and under the Amalgamation Agreement.

1.11.7         The Investors shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective commercially reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on its respective part to help Holdco, Parent and/or Amalgamation Sub to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, permits and orders, from any Third Party and/or Governmental Authority necessary or advisable to be obtained in order to consummate the Amalgamation or any other transactions contemplated by the Amalgamation Agreement.

1.11.8         Each of Holdco, Parent, Amalgamation Sub and the Rollover Investors, severally but not jointly, represents, warrants and covenants to the New Investors that it or he is not aware of any breach of the Company of any representation, warranty, covenant or agreement under the Amalgamation Agreement (including Article III, Article V and Article VI thereof) as of the date hereof, and shall not, and shall cause its or his Affiliates, directors, officers, employees, agents or representatives, as applicable, not to, take any action or inaction, or give any direction to the Company or any of its Subsidiaries, that would cause breach by the Company of such representation, warranty, covenant or agreement; provided that whether there is a breach by the Company of any representation, warranty, covenant or agreement under the Amalgamation Agreement for purposes of this Section 1.11.8 shall be determined without regard to clause (iv) of the first sentence in Section 6.16 of the Amalgamation Agreement.

1.12         PR Coordination. Subject to Section 6.12 of the Amalgamation Agreement as it relates to Parent and Amalgamation Sub, each party hereto will coordinate in good faith in relation to any and all press releases and other public relations matters with respect to the Amalgamation and the transactions contemplated hereby. Unless otherwise required by law or the rules of any stock exchange or regulatory authority, no party hereto may issue any press release or otherwise make any public announcement or comment on the Amalgamation and the transactions contemplated hereby without the prior consent of the Requisite Investors, which consent shall not be unreasonably withheld, delayed or conditioned.

1.13         Confidentiality. Each of the parties hereto agree that, until the second (2nd) anniversary of the date hereof, none of the parties shall, and each party hereto shall cause its directors, officers, employees, advisors and other agents and representatives (all such persons, with respect to any person, such person’s “Representatives”) not to, directly or indirectly, disclose to any other person (other than such party’s Representatives) any Confidential Information received from the other parties hereto, except as compelled by a court or required by law, legal process, rule or regulation (including securities rules and regulations). For purposes hereof, “Confidential Information” means any information, whether in written, oral or other form with respect to the Company, the parties hereto and the transactions contemplated under this Agreement, the Amalgamation Agreement and other transaction agreements referenced herein and therein, provided that Confidential Information does not include any information which at the time of disclosure or thereafter is (i) generally available to or known by the public other than as a result of a disclosure by the receiving party of such information in breach of an obligation of confidentiality, (ii) lawfully available to the recipient of such information from a source other than the disclosing party or its Representatives which source is not, as far as the recipient is aware, in breach of an obligation of confidentiality, (iii) already in the recipient’s or its Representatives’ possession which possession is not, as far as the recipient is aware, in breach of an obligation of confidentiality, or (iv) independently developed by the recipient or its Representatives’ without using any Confidential Information.

2.            MISCELLANEOUS.

2.1           Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.8, 1.9, 1.11, 1.12, 1.13 and 2) upon the earlier of the Effective Time of the Amalgamation and the termination of the Amalgamation Agreement pursuant to Article VIII thereof; provided that any liability for failure to comply with the terms of this Agreement prior to such termination shall survive such termination.

2.2           Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Requisite Investors; provided that (i) no provision of this Agreement (including exhibits) may be amended in a manner that disproportionately, materially and adversely affects an Investor without such Investor’s written prior consent and (ii) no provision in this Agreement that requires the consent of each Investor may be amended without a consent in writing signed by all of the Investors.

2.3           Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

2.4           Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that the Agreement may only be enforced against an Investor by Holdco, Parent or Amalgamation Sub, acting at the direction of the Requisite Investors. In the event that (i) Holdco and Parent determine to enforce the provisions of the Equity Commitment Letters, or (ii) Holdco and Parent determine to enforce the provisions of the Support Agreement, in each case, in accordance with this Agreement, and the Requisite Investors are prepared to (x) cause Parent and Amalgamation Sub to consummate the Amalgamation in accordance with this Agreement, (y) fulfill their obligations under the Support Agreement and (z) fund their Equity Commitments immediately prior to the Closing, as evidenced in writing to the other Investors (the Investors who are so prepared for each applicable action, the “Closing Investors”), but one or more Investors fails to fund its Equity Commitment or provides written notice that it will not fund its Equity Commitment, or fails to fulfill its or his obligations under the Support Agreement or provide written notice that it or he will not fulfill its or his obligations under the Support Agreement, as applicable (each such Investor, a “Failing Investor”), the parties hereto agree that the Closing Investors shall be entitled to, in their discretion, either (a) specific performance of the terms of this Agreement, the Equity Commitment Letters and/or the Support Agreement, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (b) payment by the Failing Investors in an amount equal to the aggregate out-of-pocket damages incurred by such Closing Investors (including amounts paid under any such Investor’s Limited Guarantee). If Holdco, Parent or Amalgamation Sub acting at the direction of the Requisite Investors, determines to enforce the remedy described in the preceding sentence against any Failing Investor, it must do so against all Failing Investors. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (i) the amounts due from all Failing Investors hereunder (including the value of any Rollover Commitment) multiplied by (ii) a fraction of which the numerator is such Failing Investor’s Commitment, as applicable, and the denominator is the sum of all Failing Investors’ Commitments.

2.5           No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, Holdco, Parent, Amalgamation Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, to the extent applicable, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, to the extent applicable, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

2.6           Governing Law; Consent to Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 2.6. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

2.8           Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

2.9           Other Agreements. This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are references herein which shall continue in full force and effect in accordance with their terms.

2.10         Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 2.10 shall be void.

2.11         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

2.12         Several Liabilities. The obligations and liabilities of Vivo Capital and Vivo Capital Surplus under this Agreement shall be several and not joint.

[Signature pages follow]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

SINOVAC HOLDING (CAYMAN) LIMITED

By:	/s/ Weidong Yin

	Name:	Weidong Yin
	Title:	Director

SINOVAC (CAYMAN) LIMITED

By:	/s/ Weidong Yin

	Name:	Weidong Yin
	Title:	Director

SINOVAC AMALGAMATION SUB LIMITED

By:	/s/ Weidong Yin

	Name:	Weidong Yin
	Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

C-Bridge Healthcare Fund II, L.P.
(acting by its general partner, C-Bridge
Healthcare Fund GP II, L.P.
acting by its general partner, C-Bridge Capital
GP, Ltd.)

By:	/s/ FU Wei

	Name:	FU Wei
	Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Advantech Capital L.P.

By its General Partner, ADVANTECH
CAPITAL PARTNERS LTD.

By:	/s/ Wong Kok Wai

	Name:	Wong Kok Wai
	Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

VIVO CAPITAL FUND VIII, L.P.

By: VIVO CAPITAL VIII, LLC

Its: General Partner

By:	/s/ Frank Kung

	Name:	Frank Kung
	Title:	Managing Member

VIVO CAPITAL SURPLUS FUND VIII, L.P.

By: VIVO CAPITAL VIII, LLC

Its: General Partner

By:	/s/ Frank Kung

	Name:	Frank Kung
	Title:	Managing Member

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

WEIDONG YIN

By:	/s/ Weidong Yin

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

SAIF PARTNERS IV L.P.

By SAIF IV GP, L.P. its general partner
By SAIF IV GP Capital Ltd., its general partner

By:	/s/ Andrew Y. Yan

Name: Andrew Y. Yan
Title: Authorized Signatory

[Signature Page to Interim Investors Agreement]

Exhibit A

Shareholders Agreement Term Sheet